UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             FORM 12b-25

                     NOTIFICATION OF LATE FILING

SEC FILE NUMBER: 1-4436           CUSIP NUMBER: 858603103000

(Check one):(X)Form 10-K  ( )Form 20-F   ( )Form 11-K   ( )Form 10-Q
               ( )Form 10-D   ( )Form N-SAR   ( )Form N-CSR


                                   December 31, 2004
              For Period Ended:_____________________________
              ( ) Transition Report on Form 10-K
              ( ) Transition Report on Form 20-F
              ( ) Transition Report on Form 11-K
              ( ) Transition Report on Form 10-Q
              ( ) Transition Report on From N-SAR
              For the Transition Period Ended:______________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_______________________________________

PART I - REGISTRANT INFORMATION

                      THE STEPHAN CO.
____________________________________________________________
Full Name of Registrant

____________________________________________________________
Former Name if Applicable

                   1850 WEST McNAB ROAD
____________________________________________________________
Address of Principal Executive Office(Street and Number)

             FORT LAUDERDALE, FLORIDA  33309
____________________________________________________________
City, State and Zip Code





PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a) The reasons described in reasonable detail in Part
    |     III of this form could not be eliminated without
    |     unreasonable effort or expense;
    |
    | (b) The subject annual report, semi-annual report,
(x) |     transition report on Form 10-K, Form 20-F, Form 11-K,
    |     Form N-SAR, or Form N-CSR or portion thereof, will be
    |     filed on or before the fifteenth calendar day following
    |     the prescribed due date; or the subject quarterly report of
    |     transition and report on Form 10-Q, or subject distribution
    |     report on Form 10-D, or portion thereof will be filed on or
    |     before the fifth calendar day following the prescribed due
    |     date; and
    |
    | (c) The accountant's statement or other exhibit
    |     required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

As indicated in a previously issued press release, the Registrant is working closely with its auditors to fully respond to the Securities and Exchange Commission's ("SEC") remaining comments with respect to the valuation of certain long-term inventory. This matter needs to be resolved with the SEC prior to the Company's finalization and issuance of its financial statements and our auditors issuing their opinion thereon. At this time, the Registrant is unable to determine when the SEC will complete its review of this matter.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

      David Spiegel              (954)         971-0600
____________________________  ___________  ________________
          (Name)              (Area Code) (Telephone Number)



(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                             (X)Yes ( )No
____________________________________________________________





(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                            (X)Yes ( )No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

============================================================

                       THE STEPHAN CO.
     __________________________________________________
        (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

      March 31, 2005           /s/ David Spiegel
Date__________________ By_______________________________







PART IV, Item (3)  Additional Information:


     As disclosed in the Registrant's Form 10-Q for the quarter-ended September 30, 2004, the Registrant could be required to recognize an impairment of all or a portion of a particular reporting unit's goodwill or other intangible assets upon completion of the annual test for impairment.